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                         [letterhead of Allegiant Bancorp, Inc.]


                                       NEWS EDITOR: for further information
                                       on this news release, please contact:
                                       Shaun R. Hayes, President (314) 726-5000 or Marvin S. Wool, Chairman & CEO
                                       (314) 432-3200

FOR IMMEDIATE RELEASE

            ALLEGIANT BANCORP, INC. ANNOUNCES 25% INCREASE IN QUARTERLY
     CASH DIVIDEND FOR 1998 AND A FIVE-FOR-FOUR STOCK SPLIT IS DECLARED, PLUS
                  COMPLETION OF PREVIOUSLY ANNOUNCED ACQUISITIONS


      St. Louis, MO-September 9, 1997 Allegiant Bancorp, Inc., (NASDAQ National Market symbol: ALLE) a St. Louis-headquartered bank holding company, today announced that its Board of Directors changed its dividend policy to increase by 25% the quarterly cash dividend rate, beginning with the regular quarterly dividend payable in April, 1998.

      The Board declared a five-for-four common stock split (in the form of a 25% stock dividend) to shareholders of record on January 7, 1998, payable on January 21, 1998.

      In accordance with the Company's pre-existing dividend policy, the Directors also declared the regular quarterly dividend of 3 cents per share of common stock to holders of record September 30, 1997, payable October 15, 1997.

      In accordance with the newly adopted dividend policy, starting with the first quarter of 1998, the regular quarterly cash dividend will be 3 cents per share, representing a 25% increase (adjusted for the five-for-four stock split).

      Marvin S. Wool, Chairman and CEO, noted that this will be the fifth consecutive year in which the company's shareholders will benefit from both a stock dividend or a stock split and a higher cash dividend. Mr. Wool stated that Allegiant's continuing pattern of growth--coupled with record assets, deposits and loan growth--was the primary factor in the Board's decision to again raise the cash dividend and declare another stock split.

      Allegiant also reported that on August 29, 1997 it completed the acquisition of Reliance Financial, Inc. and on September 4, 1997, it acquired two branches formerly owned by Roosevelt Bank located in Warrenton and Union, Missouri.

      As of June 30, 1997, Allegiant Bancorp, Inc. reported on a consolidated basis, total assets of $427.5 million, total loans of $347.6 million, and total deposits of $315.0 million. As of June 30, 1997, Reliance Financial, Inc. reported total assets of $30.3 million, total loans of $19.1 million, and total deposits of $23.1 million. The Warrenton and Union branches acquired from Roosevelt reported combined total deposits of $98.1 million and total loans of $3.0 million as of September 4, 1997. As a result of the acquisitions, the Company's total assets exceed $575.0 million.

      Allegiant Bancorp, Inc. is the parent company of Allegiant Bank, Allegiant Bank, FSB f/k/a Reliance Federal Savings and Edge Mortgage Services, Inc. The Bank's subsidiaries operate fourteen banking centers in St. Louis and Northeast Missouri. Allegiant offers commercial and retail products and financial services to its customers, including mortgages, home equity credit lines, debit cards and free checking.